Exhibit 99.1

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1350 East Newport Center Drive, Suite 201, Deerfield Beach, FL 33442 • 954/429-1500 • 954/429-1506

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Tuesday, August 16, 2005	TRADED: Nasdaq

DEVCON AGREES TO SELL ITS U.S. VIRGIN ISLAND MATERIALS OPERATIONS

FOR $10.7 MILLION IN CASH; REPORTS SECOND QUARTER RESULTS

DEERFIELD BEACH, Fla, Aug. 16—Devcon International Corp. (NASDAQ: DEVC) today reported a net loss for the three months ended June 30, 2005 of $420,000 (($0.07) per fully diluted share), compared to net income of $622,000 ($0.16 per fully diluted share) for the comparable period in 2004. The loss is primarily attributable to a $650,000 decrease in Construction Division operating income, a $456,000 increase in interest expense associated with the purchase of Adelphia Communications’ electronic security services business (“Adelphia”) completed on February 28, 2005, and a $306,000 severance charge resulting from a Materials Division management realignment.

For the six months ended June 30, 2005, revenues were $49.4 million compared with $30.0 million for the first six months of 2004. The net loss for the first half of 2005 was $2.0 million ($0.34 per fully diluted share) compared with a net income of $0.8 million ($ 0.20 per fully diluted share) for the first six months of 2004.

As a result of an on-going in-depth review of our Materials Division, the company has entered into a definitive agreement to sell the operating assets of its U. S. Virgin Islands materials operations to a private investor group for $10.7 million in cash plus a three year 5% note equal to the net realizable value of accounts receivable and a certain asset (“Assets”) associated with these operations as of the closing date. As of June 30, 2005 the net realizable value of these Assets amounted to $1.9 million. It is currently anticipated that the closing will occur on, or prior to, September 30, 2005.

Stephen J. Ruzika, Devcon President and CEO, stated, “The cash proceeds to be realized from the U.S. Virgin Island materials operations will supply additional resources to be used to expand our Security Division and it was good to see that our Materials Division, as a whole, has shown improvement. Our Construction Division’s marine dredging operation continued to perform well; however, difficulties encountered on a U.S. Virgin Islands marina project kept the division from reporting better results.”

In the second quarter of 2005 total revenue increased 76 percent to $26.9 million, compared to second quarter 2004 revenue of $15.3 million. Construction Division revenue increased $5.8 million and Security Division revenue was up $4.5 million. Security Division revenue included Adelphia operations from the date of acquisition and Security Equipment Corporation, Inc., the company’s initial security acquisition. During the first and second quarter of 2004, the company had no security service operations.

The Construction Division reported second quarter operating income of $269,000 compared to $919,000 for the corresponding period of 2004. This decrease was primarily attributable to a substantial increase in the estimated costs to complete a current marina project in the U.S. Virgin Islands, offset by, increased revenue and gross margin on construction contracts in the Bahamas, as well as increased utilization of marine dredging equipment during the quarter. As of June 30, 2005, the Construction Division backlog totaled $18.5 million. The company is actively bidding and negotiating additional projects in the Caribbean and, since June 30, 2005, the division has added $1.4 million in construction contracts.

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PAGE 2 / DEVCON REPORTS SECOND QUARTER RESULTS

The Materials Division reported a $74,000 operating profit during the second quarter versus an operating loss of $42,000 during the comparable period in 2004. A $594,000 reduction in operating income at the Sint Maarten/St. Martin operations was offset by a $331,000 increase in the U.S. Virgin Islands operations and a $316,000 increase in the Antigua operations.

The Security Division during the second quarter of 2005 reported a breakeven operating income, after $903,000 in amortization expense associated with the contractual agreements and customer relationships acquired and a $462,000 net loss on the installation of new security systems. The division also incurred approximately $145,000 of expenses associated with the contractual commitment to cease using the name “Adelphia Security.” During May 2005 the division sold its Buffalo operation, acquired as part of the Starpoint acquisition, for $1.7 million cash, subject to certain adjustments. Cash consideration of $1.3 million received at closing was utilized to reduce debt outstanding under the CIT credit facility and the remaining balance was placed in escrow to collateralize any post-closing adjustments. Approximately $62,000 of recurring monthly revenue was sold with the Buffalo operation.

About Devcon

Devcon has three operating divisions and an operating joint venture. The new Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward- looking words such as “anticipate,”“believe,”“could,” estimate,”“expect,”“intend,”“may,”“should,”“will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Factors Affecting Our Operating Results, Financial Condition, Business Prospects and Market Price of Stock” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The company’s second quarter conference call is scheduled for 10:00 a.m. ET, Wednesday, August 17, 2005. To participate in the call, dial 800/374-0765. The call may also be accessed through a live webcast link on the company’s Internet home page, www.devc.com. The webcast will be archived and available on the company’s website for one month following the call.

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PAGE 3 / DEVCON REPORTS SECOND QUARTER RESULTS

DEVCON INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Amounts shown in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue
Materials revenue	$11,229	$10,042	$22,184	$20,003
Materials revenue, related party	276	614	456	1,308
Construction revenue	8,489	3,063	14,067	6,697
Construction revenue, related party	2,026	1,569	5,699	2,041
Security revenue	4,541	—	6,555	—
Other revenue	335	—	477	—

Total revenue	26,896	15,288	49,438	30,049
Cost of Sales
Cost of materials	(10,122)	(8,695)	(20,091)	(17,498)
Cost of construction	(9,216)	(2,874)	(15,725)	(5,658)
Cost of security	(1,935)	—	(2,742)	—
Cost of other	(198)	—	(293)	—

Gross profit	5,425	3,719	10,587	6,893
Operating expenses
Selling, general and administrative expenses	(6,226)	(3,350)	(11,097)	(6,067)
Severance and retirement	(321)	(92)	(577)	(401)

Operating (loss) income	(1,122)	277	(1,087)	425
Other income (expense)
Interest expense	(512)	(31)	(698)	(82)
Interest income, receivables	138	470	308	750
Interest income, banks	39	19	147	62
Other income	31	(4)	69	13

(Loss) income before taxes	(1,426)	731	(1,261)	1,168
Provision for income taxes	1,006	(109)	(725)	(412)

Net (loss) income	$(420)	$622	$(1,986)	$756

(Loss) income per common share – basic	$(0.07)	$0.18	$(0.34)	$0.22

(Loss) income per common share – diluted	$(0.07)	$0.16	$(0.34)	$0.20

Weighted average number of shares outstanding:
Basic	5,860,174	3,459,596	5,829,425	3,383,097

Diluted	5,860,174	3,787,269	5,829,425	3,710,370

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PAGE 4 / DEVCON REPORTS SECOND QUARTER RESULTS

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$9,882	$34,928
Receivables, net	22,243	12,562
Other current assets	12,165	14,030
Property, plant and equipment – net	30,865	27,745
Goodwill and intangible assets	42,636	5,436
Other long-term assets	6,607	6,964

Total assets	$124,398	$101,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,764	$19,460
Long-term debt	29,048	5,222
Stockholders’ equity	75,586	76,983

Total liabilities and stockholders’ equity	$124,398	$101,665

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com